Exhibit 10.1
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made as of April 6, 2009, effective April 1, 2009, by and between Spanish Broadcasting System, Inc., a corporation existing under the laws of Delaware with offices located at 2601 S. Bayshore Drive, PH2 Coconut Grove, Florida 33133 (the “Company”) and Frank Flores (“Employee”), an individual whose principal place of residence and current mailing address is 461 First Street, Oradell, New Jersey 07649.
RECITALS
          WHERAS, the Company and Employee entered into a written employment agreement on or about July 16, 2007 (the “2007 Employment Agreement”);
          WHEREAS, the Company is the owner and/or operator of certain Spanish-language radio stations serving the metropolitan New York, New York area (the “NY Stations”) and throughout the United States and Puerto Rico (collectively, the “Stations”);
          WHERAS, the Company wishes to engage Employee and Employee wishes to become engaged to perform services for the Company as Chief Revenue Officer of the Stations and General Manager of the NY Stations during the Term (as defined herein), pursuant to the terms and conditions set forth in this Agreement; and
          WHEREAS, the Company and Employee agree that this Amended and Restated Employment Agreement replaces and voids in all respects all terms and conditions set forth in the 2007 Employment Agreement.
          NOW THEREFORE, in consideration of the promises and the mutual covenants contained herein, the parties understand and agree as follows:
     1. Employment. Employee shall be employed to perform services as Chief Revenue Officer for the Stations and General Manager for the NY Stations during the Term (as defined herein). Employee will render such services solely and exclusively for the Company and devote Employee’s full business time, energy and ability to the Company and faithfully and diligently promote the business affairs and interests of the Company. Employee shall report to and be directed by the Company’s Chief Executive Officer or his/her designee. Employee’s services will be rendered subject to and in accordance with the policies, controls, rules and procedures of the Company. During the Term, Employee’s services shall be rendered at the Company’s New York office. Although Employee’s primary responsibility will be to provide his services in New York, New York, Employee will be required to travel to the Stations from time to time, to perform services in such other locations, or areas as directed by the Company, provided that the Company will not require Employee to relocate his domicile for these purposes.

     2. Specific Duties and Services. Employee shall perform services as Chief Revenue Officer for the Stations and General Manager for the NY Stations as such term is commonly defined in the industry, when representing the Company or the Company Entities (as defined herein) to the best of his ability and perform such managerial and operational services, as are customarily rendered by persons engaged in the same or a similar capacity in the radio and entertainment industry and such other services as the Company may reasonably require from time to time. During the Term, in addition to Employee’s duties as set forth herein, Employee shall be responsible for: (i) overseeing and managing all aspects of the Stations’ revenue growth, including local and national sales, (ii) meeting or exceeding national and local sales goals as may be set forth by the Company from time to time, (iii) increasing station operating income and top line growth, and fostering new business development, (iv) overseeing the NY Stations’ day to day operations and maintaining managerial control of the NY Stations including, but not limited, to managing broadcast cash flow in accordance with the Company’s goals and objectives, (v) taking all reasonable and necessary steps to protect the Stations’ broadcast licenses, and (vi) using his best efforts to make the Company the most respected broadcasting company. Further, Employee agrees to comply with the Company’s policies standards of professional conduct, and comply with the Company’s instructions, directions, requests, rules and procedures.
     3. Term. On the terms and subject to the conditions set forth in this Agreement, the Company hereby employs Employee and Employee hereby accepts such employment for the period commencing on April 1, 2009 and ending on March 31, 2012, unless terminated earlier in accordance with the provisions of this Agreement (the “Term”). For purposes of this Agreement, the Term and any additional period, if any, are collectively referred to as the “Term”.
     4. Exclusivity.
          (a) Prohibited Activities. Without the prior express written consent of the Company, which consent may be withheld or rescinded at any time in the sole discretion of the Company, Employee will not, directly or indirectly, either individually or as an employee, agent, partner, joint venture shareholder, consultant, officer, director or in any other capacity: (i) render services to any other person or entity, except to a charitable organization for no consideration and then only to the extent it does not interfere with the business interests of the Company and the performance by Employee of Employee’s obligations under this Agreement; or (ii) participate, engage in or have any financial or other interest in any business which is competitive in any manner whatsoever with any business in which the Company or any of its affiliates is now or may hereafter become engaged. The foregoing prohibition does not include ownership by Employee of less than five percent (5%) of the outstanding shares of any publicly-traded entity, provided that Employee does not otherwise participate in such entity as a director, officer, employee or in any other capacity.
          (b) Agreement to Employ; No Conflicts. Employee represents and warrants to the Company that (a) he is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by his of any agreement to which he is a party or by which he may be bound, (b) he has not, and in connection with his employment with the Company will not, violate any non- competition, non-solicitation or other similar covenant or agreement by which he is or may be bound, (c) he has no outstanding commitments inconsistent with any of the terms of this Agreement or the services to be rendered by Employee hereunder, and (d) in connection within his employment with the Company he will not use any confidential or proprietary information he may have obtained in connection with employment with any prior employer.

     5. Compensation and Benefits.
          (a) Base Salary. In consideration for the obligations by the parties hereunder and in consideration for Employee’s acceptance of the Restrictive Period (as defined herein), the Company shall pay Employee a base salary (“Base Salary”) as set forth on the Compensation Rider attached hereto as Exhibit A and made a part hereof. Employee’s Base Salary shall be paid in accordance with the payroll policies of the Company from time to time in effect, less such amounts as may be required to be withheld by applicable federal, state and local law and regulations.
          (b) Bonus. See Compensation Rider Exhibit A attached hereto and made a part hereof.
          (c) Benefits. See compensation Rider Exhibit A attached hereto and made a part hereof.
     6. Covenants.
          (a) Acknowledgment. Employee agrees and acknowledges that in the course of rendering services to the Company and its clients and customers he has acquired and will acquire access to and become acquainted with confidential information about the professional, business and financial affairs of the Company, its parent, subsidiaries and affiliates that is non-public, confidential or proprietary in nature. Employee acknowledges that the Company is engaged in a highly competitive business and the success of the Company in the marketplace depends upon its goodwill and reputation for quality and dependability. Employee agrees and acknowledges that reasonable limits on his ability to engage in activities competitive with the Company are warranted to protect its substantial investment in developing and maintaining its status in the marketplace, reputation and goodwill. Employee recognizes that in order to guard the legitimate interests of the Company, it is necessary for it to protect all confidential information. The existence of any claim or cause of action by Employee against the Company shall not constitute and shall not be asserted as a defense to the enforcement by the Company of this Agreement. Employee further agrees that his obligations of this Section 6 shall be absolute and unconditional.

          (b) Restrictive Covenant. During the Term and for a period of six (6) months after the end of the Term (the “Restrictive Period”), Employee shall not render services in any capacity, including but not limited to rendering services as on-air talent, host, producer of radio, satellite radio, or television programs, program director, program executive or consultant, for any “Competitive Business,” which shall include, but shall not be limited to any radio station, radio network, satellite radio, or broadcast television station, television network, cable station, cable programming network, satellite station, satellite programming network or internet website (i) in any area in which SBS owns, leases or programs a radio or television station, at any time during Employee’s employment with SBS (the “Territory”) and (ii) that broadcasts or transmits its on-air content primarily in the Spanish-language. Competitive Business shall also include satellite, cable and Internet radio and television providers. It is specifically understood by Employee that SBS, the SBS Stations and SBS-affiliated television facilities or stations, if any, within the Territory are intended beneficiaries of the restrictive covenants contained in this Section. The parties agree that it will be deemed a violation of this section for Employee to render services, directly or indirectly, to any company that is in the business of owning, leasing or programming radio stations that broadcast primarily in the Spanish language, if Employee’s duties or activities include responsibility for or relate in any significant manner to one or more of that company’s stations that are competitive with one or more of the SBS Stations.
          (c) Non-Solicitation or Interference. During the Term and the Restrictive Period, Employee shall not, in any capacity, whether for his own account or on behalf of any other person or organization, directly or indirectly, with or without compensation interfere with the operation of the Company’s business, including without limitation by: (i) soliciting, diverting, inducing or encouraging any officers, directors, employees, agents, consultants, former customer, representatives or any other person or concern, dealing with or in any way, directly or indirectly, associated with the Company or its parents, subsidiaries, affiliate and/or divisions (the “Company Entities”) to terminate her, his or its relationship with the Company or the Company Entities, (ii) hiring any such officer, director, employee, agent, consultant, former customer, representative or any other person or concern so solicited, diverted, induced or encouraged, (iii) soliciting, diverting, inducing or encouraging any officers, directors, employees, agents, consultants or representatives of the Company or the Company Entities, to become officers, directors, employees, agents, consultants, customers, representatives or any other person or concern, of another business, enterprise or entity, (iv) soliciting, diverting or appropriating any customers, clients, vendors or distributors of the Company or the Company Entities, or (v) influencing or attempting to influence any of the customers, clients, vendors, distributors or business partners of the Company or the Company Entities, to transfer her, his or its business or patronage from the Company or the Company Entities to any Competitor of the Company or the Company Entities.

          (d) Confidential Information. During and at all times after the Term, Employee shall keep secret this Agreement, all non-public information, matters and materials of the Company or the Company Entities, including, but not limited to, know-how, trade secrets, mail order and customer lists, pricing policies, operational methods, any information relating to the Company or the Company Entities, products or product development, processes, product specifications and formulations, artwork, designs, graphics, services, budgets, business and financial plans, marketing and sales plans and techniques, employee lists and other business, financial, commercial and technical information presently owned, or at any time in the future developed by the Company or the Company Entities, its agents, or consultants, actually or potentially used in the operation of the Company’s business, or obtained from third parties under an agreement of confidentiality (collectively, the “Confidential Information”), to which he has had or may have access and shall not use or disclose such Confidential Information to any person other than (i) the Company, its authorized employees and such other persons to whom Employee has been instructed to make disclosure by the Company, in each case only to the extent required in the course of Employee’s service to the Company or as otherwise expressly required in connection with court process, (ii) as may be required by law and then only after consultation with the Company to the extent possible, or (iii) to Employee’s personal advisors for purposes of enforcing or interpreting this Agreement, or to a court for the purpose of enforcing or interpreting this Agreement, and who in each case have been informed as to the confidential nature of such Confidential Information and, as to advisors, their obligation to keep such Confidential Information confidential. “Confidential Information” shall not include any information which is in the public domain during the period of service of Employee, provided such information is not in the public domain as a consequence of disclosure by Employee in violation of this Agreement or by any other party in violation of a confidentiality or non-disclosure agreement with the Company. Upon termination of Employee’s employment for any reason, or whenever requested by the Company, Employee shall promptly deliver to the Company any and all Confidential Information, and all copies thereof, including but not limited to, documents, data, papers and records of any nature and in any medium (including, but not limited to, electronic media) in his possession or subject to his control that (i) belong to the Company or the Company Entities or (ii) contain or reflect any information concerning the Company, the Company Entities and affiliates. Employee hereby acknowledges that the sale or unauthorized use, duplication or disclosure of any Confidential Information by any means whatsoever and any time before, during or after employment with the Company shall constitute a material breach of this Agreement and unfair competition; and Employee agrees not to engage in unfair competition either during the time employed by the Company or at any time thereafter in perpetuity.
          (e) Non-Disparagement. In consideration of Company’s obligations hereunder, during the Term and the Restrictive Period, Employee shall not directly or indirectly (i) engage in any conduct or make any statement, whether in commercial or non-commercial speech, disparaging or criticizing in any way the Company, the SBS Entities or any affiliate, executive officers, directors or employees of any of the foregoing entities, or any products or services offered by any of these entities, or (ii) engage in any other conduct or make any other statement, in each case, which could be reasonably expected to (x) impair the goodwill or reputation of the foregoing entities or individuals or (y) the reputation of any of the foregoing entity’s products or services or the marketing of any of the foregoing entity’s products or services, except to the extent required by law and then only after consultation with the Company to the extent possible, or in connection with any dispute between Employee and any of the foregoing entities.

          (f) Company’s Right of First Refusal to Match Competing Offer. Without compromising in any way the Company’s rights under this Section 6 or under law, the Company shall have a right of first refusal to match all bona fide competing offers (and if Employee shall be ready, willing, and able to accept such competing offer) for Employee’s services at any non-Company radio station wherever located (“Competing Offers”) after the expiration or early termination of this Agreement. No fewer than forty-five days (45) prior to the expiration of this Agreement, but in any event no fewer than thirty (30) days before employment of Employee contemplated by a Competing Offer is to commence (“Commencement Date”), Employee shall provide to the Company written notification of the terms and conditions of such Competing Offers, including a true copy of the actual Competing Offer. No fewer than thirty (30) days prior to the expiration of this Agreement or fifteen (15) days before the Commencement Date, whichever is later, the Company shall provide to Employee written notification of whether it intends to match the material terms of each and every bona fide competing offer. If the Company declines to match the material terms of a bona fide Competing Offer, Employee shall be free to accept that competing offer and to begin employment, but only after the time periods as described in Section 6(b) have expired. The right of first refusal contained in this Section 6(f) shall not apply to any conduct other than the performance of “services” as defined in Section 1, above.
          (g) Employee Fidelity. Employee agrees that during the Term, Employee will not, directly or through third-party intermediaries, initiate or invite contact with, or solicit or entertain offers or proposals of employment from Competitors wherever located. Employee expressly acknowledges that (i) he will immediately notify the Company of any such communications and (ii) a breach of this covenant of fidelity shall constitute grounds for termination for Cause under Section 10.
          (h) Remedies for Breach; Injunctive Relief. The Company and Employee agree that the restrictive covenants contained in this Agreement are severable and separate, and the unenforceability of any specific covenant herein shall not affect the validity of any other covenant set forth herein. Employee acknowledges that by virtue of his position with the Company, Employee will be given access to the Company’s and the Company Entities’ trade secrets and Confidential Information. Employee acknowledges that the Company will suffer irreparable harm as a result of a breach of such restrictive covenant by Employee for which an adequate monetary remedy does not exist and a remedy at law may prove to be inadequate. Accordingly, in the event of any actual or threatened breach by Employee of any provision of this Agreement, the Company shall, in addition to any other remedies permitted by law, be entitled to obtain remedies in equity, including, but not limited to, specific performance, injunctive relief, a temporary restraining order, and/or a preliminary and/or permanent injunction in any court of competent jurisdiction, to prevent or otherwise restrain a breach of this Section 6 without the necessity of proving damages, posting a bond or other security, and to recover any and all costs and expenses, including reasonable counsel fees, incurred in enforcing this Agreement against Employee, and Employee hereby consents to the entry of such relief against his and agrees not to contest such entry. Such relief shall be in addition to and not in substitution of any other remedies available to the Company. The existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of said covenants. Employee shall not defend on the basis that there is an adequate remedy at law. In addition to and not in lieu of any other remedy that the Company may have under this Section 6 or otherwise, in the event of any breach of any provision of this Section 6 during the period during which Employee is entitled to receive payments and Benefits pursuant to Section 10, such period shall terminate as of the date of such breach and Employee shall not thereafter be entitled to receive any salary or other payments or Benefits under this Agreement.

          (i) Modification and Survival. Employee hereby agrees that each provision in this section shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. The parties agree and acknowledge that the duration, scope and geographic area of the covenants described in this Section 6 are fair, reasonable and necessary in order to protect the Confidential Information, goodwill and other legitimate interests of the Company and that adequate consideration has been received by Employee for such obligations. Employee further acknowledges that after termination of his employment with the Company for any reason, he will be able to earn a livelihood without violating the covenants described in this Section 6 and Employee’s ability to earn a livelihood without violating such covenants is a material condition to his employment with the Company. If, however, for any reason any court of competent jurisdiction determines that the restrictions in this Section 6 are not reasonable, that consideration is inadequate or that Employee has been prevented unlawfully from earning a livelihood, such restrictions shall be interpreted, modified or rewritten to include the maximum duration, scope and geographic area identified in this Section 6 as will render such restrictions valid and enforceable. It is the intent of the parties that this section be enforced to the greatest extent allowable in law or equity. The terms of this Section 6, shall survive the termination or expiration of Employee’s employment and this Agreement, but only to the extent of the time limitations as set forth herein.
     7. Proprietary Rights.
          (a) Property Rights; Intellectual Property. All audio and/or video broadcasts, air checks, recordings, streamings or transmissions, prerecorded or otherwise, whether by radio, television, Internet, satellite, cable, cellular telephony, or other electronic media whether now existing or hereafter developed of the programming of the Company or the Company Entities commercials, data, copy, written and recorded materials, as well as all recordings, documents, notes, sales and marketing strategies, projections, forecasts and presentations, sales and revenue projections or estimates, if applicable, created by Employee at any time during the Term or any extension thereof, including without limitation the Employee’s work product, are works for hire and shall be the exclusive property of the Company, and the Company Entities throughout the Universe, in perpetuity (the “Property Rights”). The Company and the Company Entities own or shall own all right, title and interest throughout the Universe, in any of Employee’s and the Company’s and the Company Entities work product and all copyright, trademark and other intellectual property rights in and related thereto throughout the Universe, in perpetuity (“Intellectual Property”), including but not limited to, the right to syndicate all or part of Employee’s program in any media whether now existing or hereafter developed without any additional compensation to Employee. Material, characters, personalities and skits created by or for Employee during her/her employment with the Company may only be used by Employee during the Term or any extension thereof for the benefit of the Company, although the Company, as owner of the Work Product, Property Rights and Intellectual Property, may use them in any manner at any time in the Company’s sole and absolute discretion. All documents or other tangible property and concepts or inventions, including Internet, television, and other electronic media, relating in any way to the business of the Company or the Company Entities which are conceived or generated by Employee or come into Employee’s possession during or by virtue of his employment with the Company shall be and remain the property of the Company and the Company Entities. Employee must return all such documents and tangible property to the Company on termination of this Agreement for any reason or at such earlier time as the Company may request in writing.

          (b) Works Made for Hire. Employee acknowledges and agrees that Employee is and has been retained by the Company to create work product and on a work-made-for-hire basis for the Company. In this regard, the Company, and not Employee, is the sole and exclusive owner of authorship and ownership of all right, title and interest in and to any part of the work product, and any portion of the fruit, proceeds, lay-outs, story boards, slogans, designs, flow-charts, etc., created, written, developed, finished, produced, disclosed or acquired by Employee, alone or in collaboration with others, during Employee’s employment by the Company (collectively, the “Work Product”) and any portion of the Intellectual Property are deemed to vest in or be owned by the Company as a work-made-for-hire or by operation of law or otherwise. Notwithstanding the foregoing, upon the termination of the Agreement or earlier termination, the Company has the right to use any Work Product, Property Rights, and Intellectual Rights in perpetuity and throughout the Universe. Insofar as the authorship and ownership of all right, title and interest in and to any part of the Work Product and any portion of the Intellectual Property are not deemed to vest in or be owned by the Company as a work-made-for-hire or by operation of law or otherwise, Employee agrees to and hereby does assign, sell, transfer, grant and convey to the Company (without the necessity of any further consideration, documentation or further acts by either party) the entirety of whatever right, title and interest Employee has in the Intellectual Property throughout the Universe. At the Company’s request, Employee shall execute any documents reasonably required by the Company to confirm, establish, record, file applications for, renew or maintain the Company’s rights and ownership in the Intellectual Property worldwide and will cooperate fully with the Company in connection with any or all of these efforts. The Work Product constitutes “work made for hire” as such term is defined in Section 101 of the U.S. Copyright Act of 1976 (17 U.S.C. §101), as amended, such that all copyrights in such work product, in any and all media and through all forms of communication or transmission, whether presently known or hereafter developed, are the exclusive property of the Company. If, for any reason, the Work Product does not qualify as “work made for hire,” Employee is deemed to have hereby irrevocably sold, assigned and transferred to the Company all such copyrights.

     8. Name and Likeness.
     Employee hereby grants to the Company, its affiliates, licensees and distributors the irrevocable license throughout the Universe, (whether this Agreement expires in its normal course or is terminated for any reason whatsoever), which license is exclusive during the Term and non-exclusive in perpetuity, to use, simulate and portray in any and all media, whether now known or hereafter developed, including, without limitation the Internet, Employee’s likeness, photograph, name, voice and other personal identification and biography in connection with advertising, publicizing and otherwise exploiting the Company’s and its affiliates’ programming incorporating the services of Employee and promoting the Company’s business generally, including, without limitation, in connection with the Company’s and its affiliates’ Internet activities. The foregoing right shall include, without limitation, the right to use such likeness in photographs, drawings, computer-generated graphic images and other personal likeness and identification.
     This Section 8 is not intended to alter, comprise or limit in any way SBS’ Property Rights or Intellectual Rights as stated in Section 7 above.
     9. Compliance with the Communications Act of 1934, et. al.
          (a) Section 508 of the Communications Act of 1934. Employee shall comply with the provisions of Section 508 of the Communications Act of 1934, as amended, in that he will not accept money or any valuable consideration, including services, for the broadcast of any matter by the Stations and in that he will promptly complete the Annual Statement and Questionnaire and promptly return it to the Company. Without limiting the Company’s right to terminate for any other cause, the Company shall have the right, upon violation of this provision by Employee, immediately to terminate this Agreement and Employee’s employment hereunder for cause.
          (b) Conflicts of Interest. Employee represents and warrants that Employee is familiar with the provisions of Sections 317 and 507 of the Communications Act of 1934, as amended, recognizes Employee’s responsibilities and personal liabilities thereunder, and will fully comply with those provision during the Term. Specifically, Employee will not, without the prior knowledge and written consent of the Company in each instance: (a) engage in any business or economic activity that would create a conflict of interest in the selection of broadcast matter, (b) accept any favors, loans, entertainment or anything of value from persons seeking the airing of any matter in return therefore, or (c) promote over the air any activity or matter in which Employee or any affiliate of Employee has a direct or indirect financial interest. Employee will provide the Company with such information and execute such certifications as the Company may from time to time reasonably require to enable the Company to discharge its obligations under the above-referenced statutory provisions.
     10. Termination. This Agreement and Employee’s employment by the Company will terminate on the earlier of (i) the expiration of the Term or (ii) the first to occur of any of the following:

          (a) Death. Upon the death of Employee.
          (b) Failure to Render Service. In the event Employee fails for a period of four (4) consecutive weeks or for a total of eight (8) weeks in any one-year period, as a result of illness, incapacity, injury, disability from a physical or mental condition, or by reason of any statute, law, ordinance, regulation, order, judgment or decree.
          (c) For Cause. The Company may terminate Employee’s employment hereunder at any time, effective immediately for Cause (as defined below) and all of the Employee’s rights to payments (other than salary payments for services already rendered and expenses incurred through the date of such termination) and any other Benefits otherwise due hereunder shall cease immediately. For purposes of this Agreement the term “Cause” includes, but is not limited to: (i) refusal or unwillingness to perform duties; (ii) habitual neglect of duties which Employee is required to perform; (iii) failure of Employee to perform all duties and obligations of Employee in a manner which is satisfactory to the Company; (iv) willful misconduct or gross negligence; (v) theft, fraud or other illegal conduct; (vi) sexual or other unlawful harassment; (vii) conduct which reflects adversely upon the Company, any affiliate of the Company, or any officer, director, management, employees, advertisers, clients, agents or any of them, including, without limitation, broadcasting, publishing or making derogatory statements, disparaging remarks or personal attacks against the Company, including but not limited to, its officers and directors, management, employees, advertisers or any of its policies or procedures; (viii) arrest for or conviction of a crime involving moral turpitude; (ix) insubordination; (x) any willful act that is likely to or does in fact have the effect of injuring the reputation, business or a business relationship of the Company, any affiliate of the Company, or any officer, director or board of directors of any of them; (xi) violation of any fiduciary duty or duty of loyalty; (xii) failure to perform any reasonable duties assigned to Employee by the Chief Executive Officer or his/her respective designees; (xiii) failure to follow any the Company or its Parent operating or personnel policies and practices (Employee acknowledges having read and understood the Employee Handbook); (xiv) failure to comply with any rule, regulation, guideline or policy of the FCC or other governmental agency with jurisdiction over the Company; (xv) repeated or sustained absence from the Station (not due to a disability or an the Company approved vacation or other absence or leave); (xvi) engaging in “payola” or “plugola” practices; (xvii) use of illegal drugs or alcohol at any time on any property owned or leased by the Company or any the Company Station; (xviii) failure to meet three or more consecutive quarterly sales budgets; (xix) broadcasting or transmitting, or allowing the broadcast or transmission, of any obscene, prurient, indecent or highly inappropriate material, including the posting of any such obscene, prurient, indecent or inappropriate material on any website associated with the Company or the Company Entities that has the effect of injuring third parties or subjecting SBS to public ridicule or liability; or (xx) failure to comply with any of the terms and conditions of this Agreement. Termination of Employee’s employment under this Section 10 will not limit the Company’s rights and remedies against Employee under this Agreement, at law or in equity.

          (d) Without Cause. The Company, in its absolute discretion, may terminate Employee’s employment at any time without Cause (as defined below) for any reason and with or without notice. Effective as of the date of the termination of Employee’s employment pursuant to this Section 10(d), Employee’s right to receive Base Salary, Benefits, expense reimbursement and other amounts (such as bonuses) will cease, provided that the Company will pay Employee such amounts, if any, which Employee has earned but are unpaid. In the event Employee’s employment is terminated pursuant to this Section 10(d), the Company will pay Employee three (3) month’s Base Salary after the date of such termination in accordance with the Company’s payroll policies. Such payment will be in lieu of all other rights of Employee under this Agreement, at law or in equity, except as provided in the first sentence of this Section 10(d). The payment described in this section 10(d) is intended to meet the exception to deferred compensation for purpose of section 409A of the Internal Revenue Code of 1986 (the “Code”) as involuntary separation pay within the meaning of Treasury Regulation 1.409A-1(b)(9)(iii). This Agreement shall be administered and construed consistent with this intent.
          (e) Release. Notwithstanding the foregoing, and subject to Employee’s compliance with the conditions of Section 6, in order to be eligible for any payments hereunder, Employee must (i) execute and deliver to the Company a full general release of all claims, including but not limited to claims in connection with Employee’s employment or the termination thereof, in a form reasonably satisfactory to the Company, and (b) as determined by the Company, must be and remain in compliance in all material respects with his material obligations under this Agreement, including, but not limited to, those obligations set forth in Section 6. In the event the Company determines, with notice to Employee, that Employee has materially breached his obligations hereunder, including those obligations set forth in Section 6, any and all payments or Benefits provided for in Section 10(d) shall cease immediately.
          (f) Post Termination Conditions. Upon termination of Employee’s employment with or without Cause, Employee agrees that he will cooperate with and assist the Company with any litigation, contract negotiation or other matter in which the benefit of Employee’s knowledge or expertise may be requested by the Company, including without limitation, assisting the Company, at the Company’s sole request, in the preparation of litigation (including testifying).
     11. Customers, Suppliers. Employee does not have, and at any time during the Term shall not have, any employment with or any direct or indirect interest in (as owner, partner, shareholder, employee, director, officer, agent, consultant or otherwise) any customer of or supplier to the Company or the Company Entities.
     12. Certain Activities. During the Term, Employee shall not (a) give or agree to give, any gift or similar benefit of more than nominal value to any customer, supplier, or governmental employee or official or any other person who is or may be in a position to assist or hinder the Company or the Company Entities in connection with any proposed transaction, which gift or similar benefit, if not given or continued in the future, might adversely affect the business or prospects of the Company or the Company Entities, (b) use any corporate or other funds for unlawful contributions, payments, gifts or entertainment, (c) make any unlawful expenditures relating to political activity to government officials or others, (d) establish or maintain any unlawful or unrecorded funds in violation of Section 30A of the Securities Exchange Act of 1934, as amended, and (e) accept or receive any unlawful contributions, payments, gifts, or expenditures.

     13. Miscellaneous.
          (a) Withholding. All compensation payable hereunder shall be subject to applicable taxes, withholding, premium charges, co-payment of Benefits, self-insured retentions and other normal deductions.
          (b) Notice. Any notice or other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered personally, (ii) upon confirmation of receipt when such notice or other communication is sent by facsimile, (iii) one day after delivery to an overnight delivery courier (i.e., Federal Express), or (iv) on the fifth day following the date of deposit in the United States mail if sent first class, postage prepaid, by registered or certified mail. The addresses for such notices shall be as follows (or any other such address as one party may specify by notice to the other):

As to the Company:	Spanish Broadcasting System, Inc.
c/o 2601 South Bayshore Drive, PH II
Coconut Grove, Florida 33133
Attn: Melanie Montenegro, Esq.
Facsimile: (786) 470-1732

As to Employee:	Frank Flores
461 First Street
Oradell, NJ 07649
          (c) Conformity to Law. If any one or more provisions of this Agreement should ever be determined to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction or be invalid or invalidated or unenforceable by reason of any law or statute, then to the extent and within the jurisdiction invalid or unenforceable, it shall be limited, construed or severed and deleted therefrom, and the remaining portions of this Agreement shall survive, remain in full force and effect, and continue to be binding and shall not be affected and shall be interpreted to give effect to the intention of the parties insofar as that is possible.
          (d) Attorney’s Fees. In the event that any action is brought to enforce any of the provisions of this Agreement, or to obtain money damages for the breach thereof, and such action results in the award of a judgment for money damages or in the granting of any injunction in favor of one of the parties to this Agreement, all expenses, including reasonable attorneys’ fees, shall be paid by the non-prevailing party.
          (e) Severability. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.
          (f) Headings. The Headings used in this Agreement are for the convenience of the parties and for reference purposes only and shall not form a part of or affect the interpretation of this Agreement.

          (g) Construction. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted, since the attorneys for the respective parties have submitted revisions to the text hereof.
          (h) Entire Agreement. This Agreement shall constitute the entire agreement concerning the subject matter hereof between the parties, superseding all previous agreements, memoranda of understanding, negotiations, and representations made prior to the effective date of this Agreement.
          (i) Amendment; Waiver. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.
          (j) Successors and Assigns. This Agreement shall be binding upon Employee, without regard to the duration of his employment by the Company or reasons for the cessation of such employment, and inure to the benefit of his administrators, executors, heirs and assigns, although the obligations of Employee are personal and may be performed only by her. The Company may assign this Agreement and its rights, together with its obligations, hereunder. This Agreement shall also be binding upon and inure to the benefit of the Company and its subsidiaries, successors and assigns.
          (k) Governing Law. The validity of this Agreement, its interpretation and any disputes arising from, or relating in any way to, this Agreement or the relationship of the parties, shall be governed by the law of the State of New York without regard to conflicts of law principles.
          (l) Arbitration. Any controversy, dispute or claim between the parties to this Agreement, including without limitation any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Agreement shall be settled exclusively by arbitration before a single arbitrator, in accordance with this Section and the American Arbitration Association (“AAA”) National Rules for the Resolution of Employment Disputes. The parties agree, notwithstanding the AAA rules regarding discovery, that each party shall have the right to propound requests for discovery of documents shall have the right to conduct up to three (3) depositions, and additional depositions, provided the arbitrator consents to such additional depositions upon the party’s request. Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. The parties acknowledge that by agreeing to arbitration pursuant to this Section, they are waiving their right to a judicial forum, except as set forth below in this Section, and to a trial by jury.

          Arbitration shall be the exclusive remedy for determining any such dispute, regardless of its nature. Notwithstanding the foregoing, any party may in an appropriate matter apply to a court pursuant to New York Code of Civil Procedure, or any comparable provision, for provisional relief, including a temporary restraining order or a preliminary injunction, on the ground that the award to which the applicant may be entitled in arbitration may be rendered ineffectual without provisional relief.
          This agreement to resolve any disputes by binding arbitration shall extend to any claims by or against any parent, subsidiary, counsel or affiliate of each party, and officer, director, shareholder, employee or agent of each party, or of any of the above, and shall apply as well as to claims arising under the common law. In the event of a dispute subject to this Section, the parties shall be entitled to reasonably discovery related to the claim that is the subject of the dispute, subject to the discretion of the arbitrator and pursuant to the applicable AAA rules.
          Any filing or administrative fee shall be initially advanced by the party commencing the arbitration subject to reallocation by the arbitrator. The prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs, expenses, and attorney’s fees.
          The arbitrator shall render an award and written opinion explaining the basis for the award. The award of the arbitrator shall be final and binding upon the parties. If any of the provisions of this Section or of this Agreement are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, confidential, binding arbitration.
          Unless mutually agreed by the parties otherwise, any arbitration shall take place in New York County, New York.
          (m) Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which together shall constitute one and the same instrument.
          (n) Translation of Agreement. In the event that this Agreement is translated into any language other than the English language, the original English-language version of this Agreement, in both form and substance, will govern this transaction in all respects, notwithstanding that the English-language version of this Agreement is not executed by either or both of the respective parties.
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     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first written above.

SPANISH BROADCASTING SYSTEM , INC.
By:	/s/ Joseph A.Garcia
	Name:	Joseph A. Garcia
	Title:	Sr. EVP

EMPLOYEE
/s/ Frank Flores
Frank Flores

EXHIBIT A
COMPENSATION RIDER
Frank Flores
     (a) Base Salary: Effective April 1, 2009 and each year thereafter during the Term, the Company shall pay Employee an annual base salary of $250,000, payable bi-weekly (“Base Salary”), in accordance with the payroll policies of the Company from time to time in effect, less such amounts as may be required to be withheld by applicable federal, state and local law and regulations.
     (b) NY Stations Consolidated Station Operating Income Year-End Bonus. Employee shall be eligible to receive a year-end bonus equal to the percentages specified below only if the NY Stations consolidated station operating income (“NY Stations Consolidated SOI”) (as defined below) reach the respective SOI target. Such year-end bonus shall be payable if at all, 60 days after the end of the then current calendar year.
NY Stations Consolidated SOI Bonus Incentive (year-end)

SOI Target		%		Year-End Bonus Amount
Equal to or greater than $22M but less than $23M	x	.283%	=	$65,000 (maximum)
Equal to or greater than $23M but less than $24M	x	.391%	=	$90,000
Equal to or greater than $24M but less than $25M	x	.4%	=	$100,000
Equal to or greater than $25M but less than $26M	x	.48%	=	$125,000
Equal to or greater than $26M but less than $27M	x	.55%	=	$150,000
Equal to or greater than $27M but less than $28M	x	.625%	=	$175,000
Equal to or greater than $28M but less than $29M	x	.689%	=	$200,000
Equal to or greater than $29M	x	.75%	=	Uncapped
For the purposes of this Agreement “NY Stations Consolidated SOI” shall mean the NY Stations consolidated station operating income before depreciation and amortization, and gain (loss) on the sale of assets and excluding stock based compensation expense, as certified by the CFO.
For the avoidance of doubt and by way of example, if the NY Stations Consolidated SOI is:
i.	less than $22 million, then Employee is not eligible to receive a year-end bonus;

ii.	equal to $22.5 million, then Employee is eligible to receive a year-end bonus as follows: $22.5 million x 0.283% = $63,675;

iii.	equal to $28 million, then Employee is eligible to receive a year-end bonus as follows: $28 million x 0.689% = $192,920; or

iv.	equal to $34 million, then Employee is eligible to receive a year-end bonus as follows: $34 million x 0.75% = $255,000.

     (c) Consolidated Stations SOI Year-End Bonus. Employee shall be eligible to receive a year-end bonus equal to 0.4545% only if the Consolidated Stations SOI (as defined below) is $55.0 million or more. Such Stations consolidated year-end SOI bonus will be payable if at all, 60 days after the end of the then current calendar year.
For the purposes of this Agreement “Consolidated Stations SOI” shall mean the Company’s radio stations consolidated SOI before depreciation and amortization, and gain (loss) on the sale of assets and excluding stock based compensation expense, as certified by the CFO.
For the avoidance of doubt and by way of example, if the Consolidated Stations SOI is:
i.	less than $55 million, then Employee is not eligible to receive a year-end bonus;

ii.	equal to $55 million, then Employee is eligible to receive a year-end bonus as follows: $55 million x 0.4545% = $250,000; or

iii.	equal to $60 million, then Employee is eligible to receive a year-end bonus as follows: $60 million x 0.4545% = $272,700.
     (d) Bonuses Not Cumulative. The bonuses referred to in paragraphs (b) and (c) herein above are mutually exclusive and are not cumulative.
     (e) Parking Automobile Allowance. In addition to Employee’s Base Salary and any respective bonus, if any, as set forth herein, the Company shall reasonably pay or reimburse Employee for one parking spot near the NY Station.

Company Initials: /s/ JAG

Employee Initials: /s/ FF